CONTRACT NO. GINC-C-11-0520

AGREEMENT made as of this 10th day of February, 2011 (the "Effective Date") by and between **GLOBAL TELESAT CORP.**, a Virginia corporation with offices at 51 Lyon Ridge Road, Katonah, New York 10536 ("GTC") and **GLOBALSTAR, INC.**, a Delaware corporation with offices at 461 South Milpitas Blvd., Suite 2, Milpitas, California 95035 (**"Globalstar"**).

WITNESSETH:

WHEREAS, GTC and Globalstar entered into that certain Agreement (Globalstar Agreement No. GINC-C-08-0386) dated June 5, 2008 governing GTC's right to use certain Globalstar electronic serial numbers ("ESNs") (the **"Prior ESN Agreement"**); and

WHEREAS, Globalstar, pursuant to the Prior ESN Agreement, provided GTC with 10,000 electronic serial numbers of Axonn owned by Globalstar and designated as Nos. ** (the **"Axonn ESNs"**) for GTC's exclusive use in connection with certain modems manufactured and/or to be manufactured by Axonn and/or GTC and, in consideration thereof, GTC paid certain monthly fees to Globalstar for a period of twelve (12) months; and

WHEREAS, GTC notified Globalstar that it elected not to extend its reservation of the Axonn ESNs beyond the initial twelve (12) month period and that it does not wish to reserve numbers in the (** range for its exclusive use beyond those that have been assigned as of the Effective Date; and

WHEREAS, GTC plans to construct a satellite telecommunications ground station facility in ** (he **"GTC Ground Station"**); and

WHEREAS, the parties are desirous of entering into an arrangement whereby GTC will grant certain access rights to Globalstar in connection with the GTC Ground Station and, in consideration of GTC's grant of access rights to the GTC Ground Station, Globalstar will grant GTC certain rights with respect to 10,000 electronic serial numbers (the **"Non-Commercial ESNs"**), including Axonn ESNs that have been assigned by GTC as of the Effective Date, all on and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby unconditionally acknowledged, the undersigned parties do hereby agree as follows:

1. <u>Grant of ESN Rights to GTC.</u>

(a) Globalstar hereby acknowledges and confirms to GTC that GTC timely and properly terminated its obligations under the Prior ESN Agreement to pay the Monthly ESN Fee (as defined therein) and has no obligation to make any further or additional payments of such fees, or any other fees or charges, for the Axonn ESNs which were made available to GTC thereunder, and that the right to reassign any ESNs in the ** range that GTC has not assigned as of the Effective Date reverts to Globalstar.

** The information omitted is confidential and has been omitted. The Company has filed the omitted portion with the Securities and Exchange Commission requesting confidential treatment.

(b) GTC maintains a non-commercial account with Globalstar (the "**GTC Non-Commercial Account**"), pursuant to which GTC has the right to activate electronic serial numbers for non-commercial use of simplex and duplex data transmission modems and devices which are certified for use on the Globalstar satellite network (the "**Approved Devices**"), including devices manufactured by GTC. GTC has the right to use and to sell such Approved Devices to its customers for use on the Globalstar satellite network without any obligation to pay any initial activation, annual, usage or other fee or charge whatsoever for such Non-Commercial ESNs and/or the non-commercial use of any such Approved Devices.

(c) In consideration of the grant to Globalstar of the access rights to the GTC Ground Station provided for in Section 2 hereof, Globalstar hereby grants to GTC the right to assign up to, but not more than, 10,000 Non-Commercial ESNs (including any Axonn ESNs that have been activated as of the Effective Date) for use with Approved Devices under the GTC Non-Commercial Account. The Non-Commercial ESNs, if and when activated pursuant to this Agreement, may be embedded in Approved Devices or in other satellite telecommunications modems or devices having simplex and/or duplex data transmission capability, provided that all such devices or modems are certified for use on the Globalstar satellite network and meet the customary requirements of Globalstar's simplex or duplex product certification manuals.

(d) GTC has the right to activate any or all of the Non-Commercial ESNs (including any Axonn ESNs previously activated), for use in its Non-Commercial Account, for a period commencing on the date hereof and expiring on the later of December 31, 2024 or the date on which GTC permanently discontinues the operations of the GTC Ground Station (defined below) the "**Activation Period**"). Globalstar agrees that GTC has the right to use, or have its customers use, any and all Approved Devices assigned to such Non-Commercial ESNs under GTC's Non-Commercial Account when activated hereunder, free of all fees and charges, for so long as any of such Approved Devices remain in use.

2. <u>Globalstar Access Rights to GTC's Ground Station.</u>

(a) GTC will use its reasonable commercial best efforts to complete the GTC Ground Station by December 31, 2011. Globalstar acknowledges that there can be no assurance that the GTC Ground Station will be constructed and fully operational by such date. GTC will notify Globalstar when construction of the GTC Ground Station has been completed and the facility is fully operational (the "**Commencement Notice**").

(b) GTC hereby grants Globalstar the right, commencing on the date set forth in the Commencement Notice and continuing until the earlier of December 31, 2024 or the date on which GTC permanently discontinues the ownership and/or operation of the GTC Ground Station (the "**Access Term**"),whichever occurs first, to use the GTC Ground Station to transmit messages to Globalstar's customers on satellite modems and/or other devices, at no charge to Globalstar for activation or usage for units activated on the GTC Ground Station, subject to the following conditions:

(i) There is a limit of one thousand (1,000) of such modems or devices.

(ii) Globalstar will be responsible for all costs associated with transmitting messages from or through the GTC Ground Station including, without limitation, all charges imposed by other service carriers who provide service in connection therewith.

(iii) Globalstar will be responsible for obtaining, installing and maintaining, at its cost, all hardware and equipment required to be installed at the GTC Ground Station or any associated GTC facility in order to offer commercial service to its customers and will bear all costs in connection with initiating and maintaining such service including, without limitation, all costs and expenses of or with respect to back office support and customer service and establishing a link between the GTC Ground Station and Globalstar's back office.

(iv) Globalstar will install and maintain all such commercial hardware and equipment at such times and in such manner as will not in any way interfere with GTC's use and operation of the GTC Ground Station and will bear all risk of loss with respect to same.

(v) If Globalstar determines, at any time prior to the expiration of the Access Term, to discontinue its use of the GTC Ground Station, it will remove, at its cost and without damage to the GTC Ground Station, all of such hardware and equipment owned by it.

(c) Nothing contained in this Agreement shall preclude GTC from selling the GTC Ground Station or discontinuing the operation thereof for any reason, provided, however, that GTC shall notify Globalstar of its intention to discontinue operation at least sixty (60) days prior to decommissioning the GTC Ground Station.

(d) GTC disclaims any warranty with respect to the service provided by the GTC Ground Station and any and all liability with respect to the use thereof by Globalstar pursuant to this Agreement, and Globalstar acknowledges that GTC has not made any representation with respect thereto. Globalstar will be solely responsible for any damage or liability resulting from Globalstar's (and/or its customers') usage of the GTC Ground Station and the service provided to its customers, including any liability for breach of contract, negligence, strict liability, or otherwise.

3. **Representations and Warranties.**

(a) All action on the part of GTC and Globalstar necessary for the authorization, execution, delivery and performance of this Agreement as of its effective date has been properly taken and obtained by each of them and this Agreement constitutes a valid and legally binding obligation of GTC and Globalstar enforceable in accordance with its terms except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting

generally the enforcement of creditors' rights and by the effect of rules governing the availability of equitable remedies, and (ii) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

(b) The authorization, execution, delivery and performance of this Agreement as of its effective date will not result in any violation or be in conflict with or constitute, with or without the passage of time or giving of notice, or both, a breach or default under any agreement, instrument, judgment, order, writ or decree to which either GTC or Globalstar is a party or by which either of them is bound.

4. Confidentiality and Non-Disclosure Covenant. During the Term of this Agreement, Globalstar hereby acknowledges that it may obtain and be entrusted with nonpublic material confidential and proprietary information of GTC with respect to the GTC Ground Station, such information to include information with respect to the proposed and future business and operations thereof. All of such information that may be obtained by Globalstar hereunder shall, for purposes hereof, be referred to herein as **"Confidential Information"**. Globalstar hereby agrees that, unless such Confidential Information becomes publicly known without any improper act of it, Globalstar will not directly or indirectly during the Access Term, or thereafter, use for its own benefit or in any manner whatsoever, divulge to any person, firm, corporation or other entity or otherwise publish or disclose any Confidential Information. Notwithstanding the foregoing, Globalstar shall not be in breach of this covenant with respect to any disclosure of any Confidential Information by it to any of its officers, directors, shareholders, representatives or advisors (collectively, the **"Representatives"**) who receive such information on a need-to-know basis, or any disclosure of such information which is or becomes available in the public domain or is required as a result of any legal process served upon Globalstar in any judicial or administrative proceeding (provided that Globalstar provides prompt notice to GTC of any such process served upon it in order to enable GTC to timely contest the same, at its expense), or was obtained by Globalstar from a third party without such third party's breach of any agreement or obligation of trust or confidentiality. Globalstar will cause its Representatives to whom Confidential Information is provided, to comply with the provisions of this Section and will be responsible for any breach of such provisions by any of such persons.

5. Force Majeure. Notwithstanding any provision of this Agreement to the contrary, if GTC is delayed, hindered in or prevented from constructing the GTC Ground Station by reason of any fire, strike, civil commotion, lock-out, labor dispute, law, rule, proclamation, or governmental regulation, insurrection, war, public disaster, flood, unavoidable casualty, act of God or the elements, earthquake, vandalism, sabotage, failure of power or any other reason beyond its control, then GTC shall be excused from such performance hereunder solely for the duration of such force majeure until the completion of the remedial activity in response to the force majeure and the time for performance shall be extended for a period equal to the duration of the force majeure and the remedial period.

6. No Other Amendment; Inconsistency. Except as set forth in this Agreement, none of the other terms or provisions of the Prior ESN Agreement are amended or terminated hereby and the Prior ESN Agreement shall remain in full force and effect in accordance with the

terms thereof. To the extent that there is any inconsistency between the applicable terms hereof and the terms of the Prior ESN Agreement, the terms of this Agreement shall govern and control.

7. Miscellaneous.

(a) **Sole and Entire Agreement.** This Agreement constitutes the sole and entire agreement between the parties hereto with respect to the subject matter hereof and may not be changed or modified except by an instrument in writing signed by the party to be bound thereby. This Agreement will not affect the rights of the parties hereto under any other existing agreements between the parties hereto (except as provided in Section 6 above with respect to the Prior ESN Agreement). No course of conduct or dealing or trade usage or custom or course of performance by the parties hereto shall constitute or be relied upon as a modification, supplement, or waiver of any provision of this Agreement. This Agreement has been subject to the mutual consultation, negotiation and agreement of the parties hereto and shall not be construed for or against either party hereto on the basis of such party having drafted this Agreement.

(b) **Expert Advice.** Each party acknowledges that it has consulted such legal, financial, technical and other experts or advisors as it deemed necessary or desirable prior to entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement. Neither party has relied upon any oral representations of the other party in entering into this Agreement.

(c) Notices. All notices, consents, approvals, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and delivered personally, receipt acknowledged, or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties hereto as follows (or to such other addresses as either of the parties hereto shall specify by notice given in accordance with this provision):

(i) If to GTC:

Global Telesat Corp.
51 Lyon Ridge Road
Katonah, New York 10536
Attn: Robert L. Blessey

(ii) If to Globalstar:

Globalstar, Inc.
461 South Milpitas Blvd., Suite 2
Milpitas, California 95035
Attn: Martin Neilsen

All such notices, consents, approvals, requests, demands and other communications shall be deemed given when personally delivered as aforesaid, or, if mailed as aforesaid, on the third business day after the mailing thereof or on the day actually received, if earlier, except for a

notice of a change of address which shall be effective only upon receipt.

(d) **Non-Assignability.** Neither party hereto may assign this Agreement or its or their respective rights, benefits or obligations hereunder without the written consent of the other party hereto except that either party hereto may, upon notice to the other party, assign this Agreement in connection with the sale of all or substantially all of its assets without having to obtain the consent of the other party hereto.

(e) **Binding Effect.** This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing contained in this Agreement is intended to confer upon any person or entity, other than the parties hereto, or their respective successors or permitted assigns, any rights, benefits, obligations, remedies or liabilities under or by reason of this Agreement.

(f) **Independent Contractor.** The parties hereto are performing its services under this Agreement as an independent contractor and nothing in this Agreement is intended, nor shall be construed, to create an employer/employee, master/servant, principal/agent, partnership or joint venture relationship between Globalstar and GTC.

(g) **Waiver.** No waiver of any provision of this Agreement or of any breach thereof shall be effective unless in writing and signed by the party to be bound thereby. The waiver by either party hereto of a breach of any provision of this Agreement, or of any representation, warranty, obligation or covenant in this Agreement by the other party hereto, shall not be construed as a waiver of any subsequent breach or of any other provision, representation, warranty, obligation or covenant of such other party, unless the instrument of waiver expressly so provides.

(h) **Governing Law.** This Agreement shall be governed by and construed in accordance with the laws of the State of New York with respect to contracts made and to be fully performed therein, without regard to the conflicts of laws principles thereof, except as to applicable federal and state securities laws. The parties hereto hereby agree that any suit or proceeding arising under this Agreement, or in connection with the consummation of the transactions contemplated hereby, shall be brought solely in a federal or state court located in the City, County and State of New York, except for any suit or proceeding seeking an equitable remedy hereunder which may be brought in any court of competent jurisdiction. By its execution hereof, Globalstar hereby consents and irrevocably submits to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agrees that any process in any suit or proceeding commenced in such courts under this Agreement may be served upon it personally or by certified or registered mail, return receipt requested, or by Federal Express or other courier service, with the same force and effect as if personally served upon it in New York City (or in the City or County in which such other court is located). The parties hereto each waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense of lack of in personam jurisdiction with respect thereto.

(i) **Further Assurances.** The parties hereto hereby agree that, at any time

and from time to time after the date hereof, upon the reasonable request of the other party hereto, they shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances, and assurances as may be reasonably required to more effectively consummate this Agreement and the transactions contemplated thereby or to confirm or otherwise effectuate the provisions of this Agreement.

(j) Expenses. Each party hereto represents and warrants to the other that it has been represented by counsel in connection with the negotiation, preparation, and consummation of this Agreement. Except as expressly provided in this Agreement, each of the parties hereto shall bear all of its respective costs and expenses incurred in connection with the negotiation, preparation, execution, consummation, performance and/or enforcement of this Agreement, including, without limitation, the fees and disbursements of its counsel. Notwithstanding the foregoing, in the event of any action or proceeding instituted by either party hereto to enforce the provisions of this Agreement, the party prevailing therein shall be entitled to reimbursement by the other breaching party of the legal costs and expenses incurred by the prevailing party in connection therewith. For purposes hereof, "prevailing party" means the party in whose favor final judgment, after appeal (if any), is rendered with respect to the claims asserted in any such action or proceeding.

(k) Counterparts. This Agreement may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which when taken together, shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Agreement signed by one party and faxed or sent by electronic mail in a PDF file to the other party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Agreement shall be effective as an original for all purposes.

(l) Headings. The Section headings used in this Agreement have been used for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

(m) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall remain in full force and effect.

(n) Cumulative Remedies. No remedy set forth in this Agreement is exclusive of any other available remedy or remedies, whether legal or equitable, but each remedy is cumulative and in addition to every other right or remedy provided for under this Agreement or existing at law or in equity and either party may pursue its rights and remedies concurrently or in any sequence and no exercise of one right or remedy shall be deemed to be an election.

(o) Grammar. Unless the context of this Agreement clearly requires otherwise, the plural includes the singular, the singular includes the plural, the part includes the whole, "including" is not limiting, and "or" has the inclusive meaning of the phrase "and/or". The words "hereof", "herein", "hereby", "hereunder" and other similar terms in this Agreement

refer to this Agreement as a whole and not exclusively to any particular provision of this Agreement.

IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the day and year first above written.

GLOBAL TELESAT CORP.	**GLOBALSTAR, INC.**
By: /s/ David Phipps	By: /s/ A J Navarra
DAVID PHIPPS	ANTHONY J. NAVARRA
Name	Name
PRESIDENT & CEO	PRESIDENT GLOBAL OPERATIONS
Title	Title